Exhibit (d)(10)

ATS Corporation

7925 Jones Brach Drive

McLean, VA 22102

November 4, 2011

Salient Federal Solutions, Inc.

4000 Legato Road

Suite 600

Fairfax, VA 22033

Ladies and Gentlemen:

Reference is made to that certain letter agreement dated October 4, 2011 pursuant to which, among other things, ATS Corporation (“ATS”) agreed to deal exclusively with Salient Federal Solutions, Inc. (“Salient”) in connection with the transactions contemplated by Salient’s proposal dated September 29, 2011.

This will confirm that we have agreed that the first sentence of paragraph 5 of such letter is hereby amended to read as follows:  “At any time on or after November 11, 2011, ATS may deliver written notice to Salient terminating this Agreement as provided in this paragraph (the “Termination Notice”).

The balance of the letter dated October 4, 2011 remains in full force and effect.

Very truly yours,

ATS CORPORATION

By:	/s/ Pamela A. Little
Name:	Pamela A. Little
Title:	Co-Chief Executive Officer and Chief Financial Officer

Accepted:

SALIENT FEDERAL SOLUTIONS, INC.

By:	/s/	S. Bradford Antle
Name:		S. Bradford Antle
Title:		President and Chief Executive Officer

Dated:		November 4, 2011